Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS APRIL SALES

HOUSTON, TX, May 7, 2002 - Stage Stores, Inc. (NASDAQ: STGS) today reported total sales for the four week April period ended May 4, 2002 of $60.8 million versus $62.0 million for the comparable period last year, a decrease of 1.9%. The Company operated 342 stores during most of April 2002 while it operated 347 stores during April 2001.

As discussed in the March sales release, the fact that the Easter holiday fell into the March period this year while it fell into the April period last year was expected to substantially impact comparable store sales comparisons for April 2002. In spite of this fact, comparable stores sales in the April period declined by only 1.0% from the prior year period. A more meaningful comparison is to look at the results for the combined nine week fiscal March and April period rather than each fiscal month individually. For the nine week period, comparable stores sales increased 7.3% as compared to the same nine week period last year.

For the entire first quarter of fiscal 2002, the Company reported a comparable store sales increase of 7.0% and total sales of $206.7 million, which represents a 5.7% increase over the prior year's total first quarter sales of $195.5 million.

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Stage Stores Reports
April Sales
Page - 2

SALES SUMMARY

	Comparable Store Sales Trend			Total Sales
Fiscal Period	% Increase			($ in Millions)
	2002	2001(a)	2001(b)	2002	2001
		(Calendar	(Fiscal	(Fiscal	(Fiscal
		Adj. Basis)	Basis)	Basis)	Basis)
February	6.2%	20.9%	25.1%	$62.5	$59.6
March	14.2	10.9	16.0	83.4	73.9
April	(1.0)	21.3	15.2	60.8	62.0
1st Quarter	7.0	17.1	18.4	206.7	195.5

(a)     The 2001 Calendar Adjusted Basis column compares the thirteen week period starting on February 4, 2001 to the thirteen week period starting on February 6, 2000.

(b)     The 2001 Fiscal Basis column compares the thirteen week period starting on February 4, 2001 to the thirteen week period starting on January 30, 2000.

During the fiscal month, the Company opened a store in Longview, Texas.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The Company currently operates a total of 342 stores in 13 states under the Stage, Bealls and Palais Royal names.

On the effective date of the Company's Plan of Reorganization, August 24, 2001, Stage Stores, Inc., a Delaware corporation, merged into its wholly-owned subsidiary, Specialty Retailers, Inc. (NV), a Nevada corporation (the "Merger Date"). On the Merger Date, Specialty Retailers, Inc. (NV), the surviving corporation, changed its name to Stage Stores, Inc. For all periods referenced, Stage Stores, Inc. and its predecessor in interest are both referred to above as "Stage Stores" or the "Company".

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